Exhibit 15.2
Proxy

Please
sign
and
return
this
proxy
whether
or not
you expect
to attend
the
meeting
_______
You may
nevertheless
vote in
person if
you attend

This proxy is solicited on behalf of the Board of Directors
     The undersigned hereby appoints Mr. Manuel Sanchez Ortega and Mr. José Ignacio del Barrio Gómez and each of them as Proxies, each with the full power to appoint his/her/its substitute, and hereby authorizes them to represent and to vote, as designated below, all the Ordinary Shares of Telvent GIT, S.A. held of record by the undersigned on March 8, 2010, at the Extraordinary Shareholders Meeting to be held on March 16, 2010, on the first call, and, as the case may be, on March 17, 2010, on the second call, and at any adjournments thereof:
1.	Approval of the amendment to Article 24 of the Corporate Bylaws (Composition of the Board of Directors) to increase the maximum number of Directors to 12.

For ☐ Against ☐ Abstain ☐

2.	Re-election or appointment, as the case may be, of Directors.

For ☐ Against ☐ Abstain ☐

3.	Authorization to the Board of Directors, with the express power of substitution in any of its members, to approve, once or a number of times, the increase of the share capital, in accordance with the provisions of article 153.1.b) of the Spanish Corporation Law and subject to the limits provided in such article, and to delegate to the Board of Directors the power to exclude the pre-emptive subscription right of the shareholders in accordance with the provisions of article 159.2 of the aforesaid Law.

For ☐ Against ☐ Abstain ☐

4.	Delegation to the Board of Directors of the Company, in accordance with article 319 of the Companies Registry Regulation and the general regime on issues of bonds, for a period of three (3) years, and with the express power of substitution in any of its members, the power to issue, once or a number of times, any such fixed interest securities or debt instruments of a similar nature (including, without limitation, debentures, promissory notes or warrants), as well as fixed interest securities or those of any other kind (including warrants) exchangeable into, or entitle to, shares of the Company or of other companies, in the maximum amount of Five Hundred Million Euro (EUR 500 M). For the purposes of calculating this limit, the issues carried out under point five of the agenda will be taken into account.

For ☐ Against ☐ Abstain ☐

5.	Delegation to the Board of Directors of the Company, in accordance with article 319 of the Companies Registry Regulation and the general regime on issues of bonds, for a period of three (3) years, and with the express power of substitution in any of its members, the power to issue, once or a number of times, fixed interest securities convertible into shares of the Company, in the maximum amount of Five Hundred Million Euro (EUR 500 M). For the purposes of calculating this limit, the issues carried out under point four of the agenda will be taken into account. Delegation, with the express power of substitution in any of its members, of the power to establish the criteria for determining the bases and modalities of the conversion and of the power to increase the share capital by the amount necessary to attend to the relevant requests for conversion, as well as the power to exclude the pre-emptive subscription right of the shareholders, in accordance with the provisions of article 293.3 of the Spanish Corporation Law and other applicable legislation.

For ☐ Against ☐ Abstain ☐

6.	Grant of power to the Board of Directors to correct, formalize, execute and/or legalize all documents memorializing the agreements of the shareholders at this meeting.

For ☐ Against ☐ Abstain ☐

7.	Approval, as the case may be, of the minutes of this meeting as may be required by law.

For ☐ Against ☐ Abstain ☐

8.	In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

For ☐ Against ☐ Abstain ☐
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 through 8.
Unless directed otherwise by the transfer agent or your broker, proxy cards should be delivered to the Company to the attention of the Secretary to the Board of Directors.

Please sign exactly as your name appears in the record book.When shares are held by joint tenants, both should sign.

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Number of Ordinary Shares Owned:

(Signature)
Date: ___, 2010
Printed Name:

(Signature, if held jointly)
Printed Name:
Address:

Please mark, sign, date and return
the proxy card promptly
State of
County of
The foregoing instrument was acknowledged before me this ____ day of                      2010, by                                          .

Notary

*	English translation of proxy published in Spain on February 15, 2010.